Exhibit 99.1

ADMINISTAFF ANNOUNCES RESULTS FOR
FOURTH QUARTER AND FULL YEAR

•	Fourth quarter revenues increase 14% on 11% unit growth
•	2007 EBITDA increases to $90 million
•	2.3 million shares repurchased in 2007

HOUSTON - Feb. 7, 2008 - Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today announced results for the fourth quarter and year ended December 31, 2007. The company reported fourth quarter net income of $13.3 million and diluted earnings per share of $0.50, up from $0.47 in the 2006 quarter. For the full year, the company reported net income and diluted net earnings per share of $47.5 million and $1.74, compared to $46.5 million and $1.64 in 2006.

“We are pleased with our solid fourth quarter and full year 2007 results in spite of uncertainty in the marketplace regarding a weakening economy,” said Paul J. Sarvadi, Administaff chairman and chief executive officer. “While we expect some effect from slower economic growth in 2008, we are well-positioned to take advantage of opportunities to grow the business, expand our profitability and extend our competitive advantage.”

Fourth Quarter Results

Revenues for the fourth quarter of 2007 increased 14.0% over the 2006 period to $402.1 million, due to a 10.7% increase in the average number of worksite employees paid per month and a 3.0% increase in revenues per worksite employee per month.

Gross profit increased 13.0% over the fourth quarter of 2006 to $84.3 million, due primarily to the growth in the average number of worksite employees paid. The average gross profit per worksite employee per month increased to $244 from $239 in the 2006 period, and exceeded the high end of our forecasted range for the quarter due to lower-than-expected benefits and workers’ compensation costs.

Operating expenses for the quarter increased 14.7% to $66.3 million, and included an increased accrual for incentive compensation due to better than initially expected operating results and a $1.2 million write off of capitalized software costs associated with our decision to upgrade our HRTools.com offering into a Software-as-a-Service (SaaS) model. Operating expenses per worksite employee per month increased 3.2% from $185 in the 2006 period to $191 in the 2007 period.

Operating income for the fourth quarter of 2007 increased 7.0% to $18.1 million, with an average operating income per worksite employee per month of $52 compared to $54 in the 2006 period.

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Administaff, Inc.

EBITDA for the fourth quarter was $25.4 million. Cash outlays included share repurchases of $19.2 million, capital expenditures of $3.3 million and dividends of $2.9 million.

Full Year Results

Revenues in 2007 increased 13.0% to $1.6 billion, due to a 9.6% increase in the average number of worksite employees paid and a 3.1% increase in revenues per worksite employee per month.

Gross profit increased 8.2% to $305.9 million. The average gross profit per worksite employee decreased 1.3% to $231 per month compared to $234 in the 2006 period. This decline was associated with a slightly lower surplus from our direct cost programs.

Operating expenses increased 10.2% over the 2006 period to $243.7 million. On a per worksite employee per month basis, operating expenses were relatively flat at $184 compared to $183 in the 2006 period.

The resulting operating income for the year ended December 31, 2007, increased 1.1% to $62.2 million compared to $61.6 million in the 2006 period, with an average monthly operating income per worksite employee of $47 in 2007 compared to $51 in 2006.

During 2007, the company generated $89.7 million of EBITDA. Cash outlays included share repurchases of $80.5 million, and capital expenditures of $12.9 million and dividends of $11.9 million. Working capital at December 31, 2007 was $97.2 million.

“Our strong cash flow and working capital position have allowed us to take advantage of the recent softening in the economic climate through the continued execution of our share repurchase program,” said Douglas S. Sharp, vice-president of finance, chief financial officer and treasurer. “We plan to continue to be opportunistic with our share repurchase program while investing in our sales expansion and new products and services.”

Administaff will be hosting a conference call today at 10 a.m. EST to discuss these results, give guidance for the first quarter and full year 2008, and answer questions from investment analysts. To listen in, call 800-798-2864 and use passcode 63515699. The call will also be webcast at http://www.administaff.com. To access the webcast, click on the Investor Relations section of the Web site and select “Live Webcast.” The conference call script and company guidance will be available at the same Web site later today. A replay of the conference call will be available at 888-286-8010, passcode 37617516, for two weeks after the call. The webcast will be archived for one year.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity. The company operates 49 sales offices in 24 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.

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Administaff, Inc.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our current expectations, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) changes in our direct costs and operating expenses including, but not limited to, increases in health insurance costs and workers’ compensation rates and underlying claims trends, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of our operations; (iv) the effectiveness of our sales and marketing efforts; (v) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; and (vi) our liability for worksite employee payroll and benefits costs. These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	December 31,	December 31,
	2007	2006

Assets
Cash and cash equivalents	$135,793	$148,416
Restricted cash	35,318	37,405
Marketable securities	74,880	85,617
Accounts receivable	134,834	122,723
Prepaid expenses and other current assets	28,668	15,233
Income taxes receivable	3,918	3,193
Deferred income taxes	—	2,492
Total current assets	413,411	415,079

Property and equipment, net	77,941	81,120
Deposits	63,720	59,890
Other assets	5,579	5,426
Total assets	$560,651	$561,515

Liabilities and Stockholders’ Equity
Accounts payable	$5,236	$3,802
Payroll taxes and other payroll deductions payable	113,929	116,926
Accrued worksite employee payroll expense	110,406	94,818
Accrued health insurance costs	19,297	2,824
Accrued workers’ compensation costs	37,150	39,035
Deferred income taxes	1,066	—
Other accrued liabilities	28,518	28,690
Current portion of long-term debt	629	583
Total current liabilities	316,231	286,678

Long-term debt	537	1,166
Accrued workers’ compensation costs	39,116	40,019
Deferred income taxes	6,092	5,207
Total noncurrent liabilities	45,745	46,392

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	138,640	135,942
Treasury stock, cost	(123,600)	(55,405)
Accumulated other comprehensive income, net of tax	5	(131)
Retained earnings	183,321	147,730
Total stockholders’ equity	198,675	228,445
Total liabilities and stockholders’ equity	$560,651	$561,515

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)

	Three months ended December 31,			Year ended December 31,
	2007	2006	Change	2007	2006	Change

Operating results:
Revenues (gross billings of $2.655 billion, $2.242 billion, $9.437 billion and $8.055 billion, less worksite employee payroll cost of $2.253 billion, $1.889 billion, $7.867 billion and $6.666 billion, respectively)	$402,081	$352,629	14.0%	$1,569,977	$1,389,464	13.0%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	317,735	277,973	14.3%	1,264,055	1,106,735	14.2%
Gross profit	84,346	74,656	13.0%	305,922	282,729	8.2%
Operating expenses:
Salaries, wages and payroll taxes	34,753	31,906	8.9%	131,648	119,963	9.7%
Stock-based compensation	1,885	1,043	80.7%	7,513	3,411	120.3%
General and administrative expenses	16,655	12,836	29.8%	62,453	57,409	8.8%
Commissions	3,068	2,704	13.5%	11,795	10,968	7.5%
Advertising	5,009	5,454	(8.2)%	14,143	13,975	1.2%
Depreciation and amortization	4,905	3,818	28.5%	16,156	15,438	4.7%
Total operating expenses	66,275	57,761	14.7%	243,708	221,164	10.2%
Operating income	18,071	16,895	7.0%	62,214	61,565	1.1%

Other income (expense):
Interest income	2,777	2,999	(7.4)%	11,718	11,383	2.9%
Interest expense	(24)	(35)	(31.4)%	(111)	(1,111)	(90.0)%
Other, net	(395)	120	(429.2)%	(382)	245	(255.9)%
	2,358	3,084	(23.5)%	11,225	10,517	6.7%

Income before income tax expense	20,429	19,979	2.3%	73,439	72,082	1.9%
Income tax expense	7,129	6,624	7.6%	25,947	25,576	1.5%
Net income	$13,300	$13,355	(0.4)%	$47,492	$46,506	2.1%
Diluted net income per share of common stock	$0.50	$0.47	6.4%	$1.74	$1.64	6.1%
Diluted weighted average common shares outstanding	26,509	28,239		27,264	28,361

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)

	Three months ended			Year ended
	December 31,			December 31,
	2007	2006	Change	2007	2006	Change

Statistical data:
Average number of worksite employees paid per month	115,451	104,325	10.7%	110,291	100,675	9.6%
Revenues per worksite employee per month (1)	$1,161	$1,127	3.0%	$1,186	$1,150	3.1%
Gross profit per worksite employee per month	244	239	2.1%	231	234	(1.3)%
Operating expenses per worksite employee per month	191	185	3.2%	184	183	0.5%
Operating income per worksite employee per month	52	54	(3.7)%	47	51	(7.8)%
Net income per worksite employee per month	38	43	(11.6)%	36	38	(5.3)%

(1) Gross billings of $7,667, $7,165, $7,130 and $6,667 per worksite employee per month, less payroll cost of $6,506, $6,038, $5,944 and $5,517 per worksite employee per month, respectively.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended			Year ended
	December 31,			December 31,
	2007	2006	Change	2007	2006	Change

Payroll cost (GAAP)	$2,253,438	$1,889,795	19.2%	$7,866,792	$6,665,532	18.0%
Less: Bonus payroll cost	346,143	257,824	34.3%	845,149	640,552	31.9%
Non-bonus payroll cost	$1,907,295	$1,631,971	16.9%	$7,021,643	$6,024,980	16.5%

Payroll cost per worksite employee (GAAP)	$6,506	$6,038	7.8%	$5,944	$5,517	7.7%
Less: Bonus payroll cost per worksite employee	999	824	21.2%	639	530	20.6%
Non-bonus payroll cost per worksite employee	$5,507	$5,214	5.6%	$5,305	$4,987	6.4%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program. As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006

Net income (GAAP)	$13,300	$13,355	$47,492	$46,506
Interest expense	24	35	111	1,111
Income tax expense	7,129	6,624	25,947	25,576
Depreciation and amortization	4,905	3,818	16,156	15,438
EBITDA	$25,358	$23,832	$89,706	$88,631

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense. Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

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Administaff, Inc.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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